BRUSSELS                                FOLEY : LARDNER
CHICAGO                                 ATTORNEYS AT LAW
DENVER
DETROIT
JACKSONVILLE
LOS ANGELES
MADISON
MILWAUKEE
ORLANDO
SACRAMENTO
SAN DIEGO/DEL MAR
SAN FRANCISCO
TALLAHASSEE
TAMPA
WASHINGTON, D.C.
WEST PALM BEACH
                                  May 15, 2002

Alliant Energy Corporation
4902 North Biltmore Lane
Madison, Wisconsin  53718-2132

Ladies and Gentlemen:

          We have acted as counsel for Alliant Energy Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 1,200,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), the related Common Share Purchase Rights (the "Rights"), and interests in the Alliant Energy Corporation 401(k) Savings Plan, as amended to date, (the "Plan"), which may be issued or acquired pursuant to the Plan. The terms of the Rights are as set forth in that certain Rights Agreement, dated as of January 20, 1999, by and between the Company and U.S. Bank National Association (formerly known as Firstar Bank, N. A.) (the "Rights Agreement").

          As such counsel, we have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Rights Agreement; (iv) the Company's Restated Articles of Incorporation and By-Laws, as amended to date; (v) resolutions of the Company's Board of Directors relating to the Plan and the issuance of securities thereunder; and (vi) such other documents and records as we have deemed necessary to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

          2. It is presently contemplated that the shares of Common Stock to be acquired under the Plan will either be purchased in the open market or purchased directly from the Company. To the extent that the shares of Common Stock to be acquired by the Plan shall constitute shares newly issued by and purchased from the Company, such shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan, and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in
Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.
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Alliant Energy Corporation
May 15, 2002
Page 2



          3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

          We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                        Very truly yours,

                                        /s/ Foley & Lardner

                                        FOLEY & LARDNER